Exhibit 10.5

SOHO HOUSE UK LIMITED

and

MARTIN KUCZMARSKI

SETTLEMENT DEED

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4885-9651-4101v.3" ""

CONTENTS

____________________________________________________________

1.	INTERPRETATION	2
2.	ARRANGEMENTS ON TERMINATION	4
3.	PENSION	7
4.	WAIVER OF CLAIMS	7
5.	EMPLOYEE INDEMNITIES	9
6.	COMPANY PROPERTY AND INFORMATION	9
7.	EMPLOYEE WARRANTIES AND ACKNOWLEDGMENTS	10
8.	RESTRICTIVE COVENANTS, CONFIDENTIALITY, INTELLECTUAL PROPERTY AND DATA PROTECTION	11
9.	CONFIDENTIALITY	11
10.	ENTIRE AGREEMENT	12
11.	VARIATION	13
12.	THIRD PARTY RIGHTS	13
13.	GOVERNING LAW	13
14.	JURISDICTION	13
15.	SUBJECT TO CONTRACT AND WITHOUT PREJUDICE	13
16.	COUNTERPARTS	13
SCHEDULE 1 CLAIMS		15
SCHEDULE 2 ADVISER’S CERTIFICATE		18
SCHEDULE 3 consultancy agreement		19
SCHEDULE 4 Parts 1-3 EQUITY AWARDS		20

This Deed is entered into on 28 September 2022 between:

(1) SOHO HOUSE UK LIMITED, a private limited company incorporated and registered in England and Wales with company number 02864389, whose registered office is at 180 The Strand, London, United Kingdom, WC2R 1EA (the "Company"); and

(2) MARTIN KUCZMARSKI of the address on record with the Company (the "Employee"),

(together the “Parties”)

BACKGROUND

(A) The Employee has been in continuous employment with the Company since 21 January 2008 and is employed under a service agreement with the Company dated 5 July 2021 as Chief Operating Officer (the "Employment Contract").

(B) The Employee’s employment with the Company will terminate on 28 September 2022 (the “Termination Date”) and he will immediately enter into a consultancy agreement with the Company on the terms set out in the consultancy agreement attached at Schedule 3 (the “Consultancy Agreement”) which will take effect on the following day.

(C) The Parties have entered into this agreement to record and implement the terms on which they have agreed to settle any claims that the Employee has or may have in connection with the Employee’s employment or its termination against any Group Company (as defined below) or their officers, directors, employees or workers, whether or not those claims are, or could be, in the contemplation of the Parties at the time of signing this agreement, and including, in particular, the statutory complaints that the Employee raises in this agreement.

(D) The Parties intend this agreement to be an effective waiver of any such claims and to satisfy the conditions relating to settlement agreements and compromise contracts in the relevant legislation.

(E) The Company enters into this agreement for itself and as agent and trustee for all Group Companies and they are authorised to do so. It is the Parties' intention that each Group Company should be able to enforce any rights it has under this agreement, subject to and in accordance with the Contracts (Rights of Third Parties) Act 1999.

AGREED TERMS:

1. INTERPRETATION

The following definitions and rules of interpretation apply in this agreement.

1.1 Definitions:

Adviser means Ewan Keen of Simons Muirhead Burton LLP of 87-91 Newman Street, London W1T 3EY.

Confidential Information means information in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) relating to any Group Company's business, products, affairs and finances for the time being confidential to any Group Company and trade secrets including, without limitation, technical data and know-how relating to any Group Company's business or any of its suppliers, clients, customers, agents, distributors, shareholders or management, including (but not limited to) information that the Employee created, developed, received or obtained in connection with the Employee’s employment, whether or not such information (if in anything other than oral form) is marked confidential.

Copies means copies or records of any Confidential Information in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) including, without limitation, extracts, analysis, studies, plans, compilations or any other way of representing or recording and recalling information which contains, reflects or is derived or generated from Confidential Information.

Group Company means either of the Company, its subsidiaries or holding companies from time to time and any subsidiary of any holding company from time to time.

Holding company MACROBUTTON optional has the meaning given in clause 1.6.

Insider Trading Policy: the Insider Trading Policy of any Group Company restricting transactions in the securities of any Group Company by directors, executives and certain employees of any Group Company during certain times (such as closed periods) and setting out the procedure for obtaining clearance to deal in the securities of any Group Company. A copy of the Insider Trading Policy is available from the Chief Legal Officer of the Company.

Market Abuse Regulation: the Market Abuse Regulation (EU) 596/2014 as applicable in the European Union, and as onshored into UK law on 31 December 2020 by the UK European Union (Withdrawal) Act 2018, and any similar regulations in the United States or any other applicable jurisdiction.

Post-Employment Notice Pay: has the meaning given in section 402D of the Income Tax (Earnings and Pensions) Act 2003 (ITEPA).

Post-Employment Notice Period: has the meaning given in section 402E(5) of ITEPA.

Subsidiary MACROBUTTON optional has the meaning given in clause 1.6.

1.2 The headings in this agreement are inserted for convenience only and shall not affect its construction.

1.3 A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.4 Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.

1.5 The Schedules shall form part of this agreement and shall have effect as if set out in full in the body of this agreement. Any reference to this agreement includes the Schedules.

1.6 A reference to a holding company or a subsidiary means a holding company or a subsidiary (as the case may be) as defined in section 1159 of the Companies Act 2006.

2. ARRANGEMENTS ON TERMINATION

2.1 The Employee’s employment with the Company will terminate on the Termination Date. The Company shall pay the Employee his salary and provide benefits to the Employee up to the Termination Date in the usual way.

2.1 It is a condition of this agreement that the Employee shall on or around the signing of this agreement also enter into the Consultancy Agreement as attached at Schedule 3.

2.2 The Employee hereby waives his rights to notice or any payment in lieu with respect to three months of his total six month contractual notice period under the Employment Contract. The Company shall pay the Employee a sum of £200,000 representing his remaining three months’ contractual notice period (the “PILON”). One third of the PILON shall be paid to the Employee on or before 15 October 2022, one third of the PILON to the Employee on or before 15 November 2022 and one third of the PILON to the Employee on or before 15 December 2022 by BACS transfer into a bank account nominated by the Employee. The PILON shall be subject to PAYE income tax and national insurance contributions deductions that the Company is required by law to make. The parties accordingly believe that the Employee’s Post-Employment Notice Period and Post-Employment Notice Pay are nil.

2.3 The Employee acknowledges and agrees that in connection with his employment with the Company he has no entitlement to any discretionary bonus awards for the performance year

2022 or any other performance year, shares or cash awards or other incentive arrangements, or other remuneration or expenses from the Company, save as set out in this agreement.

2.4 The parties acknowledge and agree that:

(a) the Employee was granted a restricted stock unit award with respect to 401,845 shares of Class A common stock, par value $0.01 per share (“Class A Common Stock”), in Membership Collective Group, Inc. (“MCG”) under an award agreement dated 19 July 2021 and pursuant to the MCG 2021 Equity and Incentive Plan (the “MCG Plan”) (the “Old RSU Award”) and the vesting of the Old RSU Award shall accelerate such that any unvested restricted stock units due to the Employee under the Old RSU Award shall vest in 25% increments on 1 October 2022, 1 November 2022, 1 January 2023 and 1 April 2023 in accordance with an amendment agreement to the underlying award agreement for the Old RSU Award in the terms attached at Schedule 4 Part 1 (the “MCG RSU Variation”) to be entered into between the parties stated therein and dated on or before the date of this agreement;

(b) the Employee shall be granted a restricted stock unit award with respect to 365,000 shares of Class A Common Stock of MCG under a new award agreement in accordance with the terms attached at Schedule 4 Part 2 to be entered into between the parties stated therein and dated on or before the date of this agreement (the “New RSU Award”) whereby the vesting of the New RSU Award shall be in 50% increments on 4 July 2023 and 3 October 2023 on the terms set out in the New RSU Award; and

(c) the Employee was granted a restricted stock unit award with respect to 260,577 shares of Class A Common Stock in MCG under an award agreement dated 19 July 2021 and pursuant to the MCG Plan (the “RSA Award”) and the vesting of the RSA Award shall accelerate such that any unvested stock due to the Employee under the RSA Award shall vest in 25% increments on 1 October 2022, 1 November 2022, 1 January 2023 and 1 April 2023 in accordance with an amendment agreement to the underlying award agreement for the RSA Award in the terms attached at Schedule 4 Part 3 (the “MCG RSA Variation”) to be entered into between the parties stated therein and dated on or before the date of this agreement.

2.5 The Employee acknowledges and agrees that with regard to the Old RSU Award, the New RSU Award and the RSA Award (the “Equity Awards”) the Company shall be entitled to make any deductions or withholdings as required by law with respect to the vesting or issuance of the Equity Awards or part thereof.

2.6 In relation to the Equity Awards the following provisions shall apply:

(a) the Employee shall comply with any Group Company’s code of practice on dealings in securities in place from time to time, and the provisions of the Securities Exchange Act of 1934, the Market Abuse Regulation, and any other applicable laws and regulations in any jurisdiction governing insider trading relating to any Group Company and any other applicable law or regulations applying to dealings in securities of the Company or of any Group Company, and will comply with the Insider Trading Policy.

(b) the Employee shall not and shall procure that none of his closely associated persons (as defined in the Market Abuse Regulation) (including his spouse or civil partner and any children or step-children under the age of 18) shall deal in any way in any securities of the Company or of any Group Company except in accordance with the code of practice from time to time in relation to such dealings.

2.7 For so long as the Equity Awards are unvested, the Company may, in its sole and absolute discretion, cease any vesting under the Equity Awards with immediate effect and without notice and without liability to make further payment to the Employee (other than in respect of amounts or stock awards accrued and/or vested before the Termination Date) if at any time after the date of this agreement the Employee:

(a) commits any gross or wilful misconduct affecting any Group Company;

(b) commits any material breach of any continuing provisions under the Employment Contract as set out in clause 8 of this agreement;

(c) commits any act which is reasonably foreseeable and which is seriously harmful to the interests of any Group Company or brings the Employee or any Group Company into serious disrepute;

(d) commits any breach of the code of conduct of any Group Company from time to time (which is not immaterial) which includes, but are not limited to:

(i) any act of sexual misconduct;

(ii) any act of discrimination, harassment, bullying;

(iii) any act of theft or fraud;

(e) commits any serious breach or serious non-observance of any of the material provisions of this agreement;

(f) is convicted of any criminal offence (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or a custodial penalty of less than six months is imposed);

(g) is declared bankrupt or makes any arrangement with or for the benefit of their creditors or has a county court administration order made against them under the County Court Act 1984;

(h) commits any offence under the Bribery Act 2010; or

(i) commits a UK tax evasion facilitation offence under section 45(1) of the Criminal Finances Act 2017 or a foreign tax evasion facilitation offence under section 46(1) of the Criminal Finances Act 2017.

2.8 The Employee acknowledges that he has taken all outstanding days’ holiday accrued up to and including the Termination Date and agrees that no payment shall be made in respect of any holiday entitlement.

2.9 The Employee shall submit on or before the Termination Date his expenses claims in the usual way and the Company shall reimburse the Employee for any expenses properly incurred before the Termination Date in the usual way.

3. PENSION

The Company shall notify the trustees or administrators of the Company's pension scheme (the "Pension Scheme") that the Employee’s employment will terminate and request written confirmation of the Employee’s accrued entitlement under the Pension Scheme and request that the options available for dealing with his entitlement are sent to the Employee.

4. WAIVER OF CLAIMS

4.1 The Employee agrees that the terms of this agreement are offered by the Company without any admission of liability on the part of the Company and are in full and final settlement of all and any claims or rights of action that the Employee has or may have against any Group Company or its officers, directors, employees or workers arising out of the Employee’s employment with the Company or its termination, whether under common law, contract, statute or otherwise, whether such claims are, or could be, known to the Parties or in their contemplation at the date of this agreement in any jurisdiction and including, but not limited to, the claims specified in Schedule 1 (each of which is waived by this clause).

4.2 The waiver in clause 4.1 shall not apply to the following:

(a) any claims by the Employee to enforce this agreement;

(b) any claims by the Employee to enforce the Old RSU Award (as amended by the MCG RSU Variation), the RSA Award (as amended by the MCG RSA Variation) or the New RSU Award;

(c) claims in respect of personal injury of which the Employee is not aware and could not reasonably be expected to be aware at the date of this agreement (other than claims under discrimination legislation); and

(d) any claims in relation to accrued entitlements under the Pension Scheme.

4.3 The Employee warrants that:

(a) before entering into this agreement he received independent advice from the Adviser as to the terms and effect of this agreement and, in particular, on its effect on the Employee’s ability to pursue any complaint before an employment tribunal or other court;

(b) the Adviser has confirmed to him that they are a solicitor holding a current practicing certificate and that there is in force a policy of insurance covering the risk of a claim by the Employee in respect of any loss arising in consequence of their advice;

(c) the Adviser shall sign and deliver to the Company a letter in the form attached at Schedule 2 to this agreement;

(d) before receiving the advice he disclosed to the Adviser all facts and circumstances that may give rise to a claim by his against any Group Company or its officers, directors, employees or workers;

(e) the only claims that he has or may have against any Group Company or its officers, directors, employees or workers (whether at the time of entering into this agreement or in the future) relating to his employment with the Company or its termination are specified in clause 4.1; and

(f) he is not aware of any facts or circumstances that may give rise to any claim against any Group Company or its officers, directors, employees or workers other than those claims specified in clause 4.1.

The Employee acknowledges that the Company acted in reliance on these warranties when entering into this agreement.

4.4 The Employee acknowledges that the conditions relating to settlement agreements under section 147(3) of the Equality Act 2010, section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, section 203(3) of the Employment Rights Act 1996, regulation 35(3) of the Working Time Regulations 1998, section 49(4) of the National Minimum Wage Act 1998, regulation 41(4) of the Transnational Information and Consultation etc. Regulations 1999, regulation 9 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, regulation 10 of the Fixed-Term Executives (Prevention of Less Favourable Treatment) Regulations 2002, regulation 40(4) of the Information and Consultation of Executives Regulations 2004, paragraph 13 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006, regulation 62 of the Companies (Cross Border Mergers) Regulations 2007 and section 58 of the Pensions Act 2008 have been satisfied.

4.5 The waiver in clause 4.1 shall have effect irrespective of whether or not, at the date of this agreement, the Employee is or could be aware of such claims or have such claims in his express contemplation (including such claims of which the Employee becomes aware after the date of this agreement in whole or in part as a result of new legislation or the development of common law or equity).

4.6 The Employee agrees that, except for the payments and benefits provided for in this agreement, and subject to the waiver in clause 4.1, he shall not be eligible for any further payment from any Group Company relating to his employment or its termination and he expressly waives any right or claim that he has or may have to payment of bonuses, any benefit or award programme, under any share plan operated by any Group Company or any stand-alone share incentive arrangement, or to any other benefit, payment or award he may have received had his employment not terminated.

5. EMPLOYEE INDEMNITIES

5.1 The Parties do not give any warranty as to the taxable status of the payments to be made and benefits to be provided under this Agreement. The Employee shall be responsible for any income tax and employee national insurance contributions which arise in respect of the Termination Payment and will keep the Company indemnified against any income tax and employees’ national insurance contributions arising in respect of such payment on an after tax basis (save that this indemnity will not apply to any deductions actually made by the Company in respect of income tax and employees’ national insurance contributions under this Agreement or to any such penalties or interest which arises a result of the Company’s delay, error or default). As soon as practicable following receipt, the Company will provide the Employee with a copy of any request from a relevant authority received by it for payment, assessment, demand or other notification of liability or potential liability to income tax or employees’ national insurance contributions, costs, penalties or interest in respect of the payments and benefits to be provided under this Agreement and afford to the Employee the opportunity at his own expense to challenge any such request and the Company will reasonably co-operate in any such challenge (provided that nothing in this clause shall prevent the Company from complying with their legal obligations with regard to HM Revenue and Customs or other competent body).

5.2 If the Employee breaches any material provision of this agreement or pursues a claim against any Group Company arising out of his employment or its termination other than those excluded under clause 4, he agrees to indemnify the Company for any losses suffered as a result thereof, including all reasonable legal and professional fees incurred. The Company may at its option satisfy this indemnity (in whole or in part) by way of deduction from any outstanding payments due to the Employee or any vesting under any Equity Awards.

6. COMPANY PROPERTY AND INFORMATION

Save where retained by mutual agreement between the Employee and the Company in respect of the Consultancy Agreement, the Employee confirms that:

6.1 he has returned to the Company:

(a) all Confidential Information and Copies;

(b) all property belonging to the Company in satisfactory condition including (but not limited to) any keys, security pass, identity badge or lap-top computer; and

(c) all documents and copies (whether written, printed, electronic, recorded or otherwise and wherever located) made, compiled or acquired by him during his employment with the Company or relating to the business or affairs of any Group Company or its business contacts;

in the Employee's possession or under his control. Each of the Employee and the Company agrees to use reasonable endeavours to transfer the Employee’s mobile phone to the Employee as soon as practicable after the date of this agreement.

6.2 he shall prior to the Termination Date provide to the Company contact details and passwords for all suppliers of the Company or any Group Company, or provide an indication of where such contact details and passwords are located on the shared drives of the Company or any Group Company.

6.3 he shall prior to the Termination Date, erase to the extent reasonably possible any information relating to the business or affairs of any Group Company or its business contacts from computer and communications systems and devices owned or used by him outside the premises of the Company, including such systems and data storage services provided by third parties (to the extent technically practicable).

6.4 he shall, if requested to do so by the Company, provide a signed statement that he has complied fully with his obligations under clause 6.1, clause 6.2 and clause 6.3 and shall provide it with such reasonable evidence of compliance as may be requested.

7. EMPLOYEE WARRANTIES AND ACKNOWLEDGMENTS

7.1 As at the date of this agreement, the Employee warrants and represents to the Company that there are no circumstances of which the Employee is aware of which the Employee ought reasonably to be aware that would amount to a repudiatory breach by the Employee of any express or implied term of the Employee's contract of employment that would entitle (or would have entitled) the Company to terminate the Employee's employment without notice or payment in lieu of notice and the payment of the PILON, MCG RSU Variation and MCG RSA Variation are conditional on this being so.

7.2 The Employee agrees to make himself available to, and to cooperate with, the Company or its advisers in any regulatory, judicial or quasi-judicial proceedings. The Employee acknowledges that this could involve, but is not limited to, responding to or defending any regulatory or legal process, providing information in relation to any such process, preparing witness statements and giving evidence in person on the Company’s behalf. The Company shall reimburse any reasonable expenses that the Employee incurs as a consequence of complying with his obligations under this clause, provided that such expenses are approved in advance by the Company.

7.3 Save as otherwise set out at in this Agreement, the Employee acknowledges that he is not entitled to any compensation for the loss of any rights or benefits under any bonus plan, benefit or award programme, share plan operated by any Group Company or any stand-alone share incentive arrangement, or for loss of any other benefit, payment or award he may have received had his employment not terminated other than the payments and benefits provided for in this agreement.

8. RESTRICTIVE COVENANTS, CONFIDENTIALITY, INTELLECTUAL PROPERTY AND DATA PROTECTION

8.1 Notwithstanding clause 10, the Employee agrees and acknowledges that the restrictions relating to confidentiality and intellectual property in clause 22 and clause 23 of the Employment Contract, and the post-termination restrictions in clause 30 of the Employment Contract and relating to data protection in clause 33 of the Employment Contract, will continue to apply after the Termination Date save as set out in clause 8.2 below and that the Employee shall not be in breach of the same by entering into and performing services under the Consultancy Agreement.

8.2 The parties agree that clauses 30.2.5 to 30.2.6 of the Employment Contract shall by mutual consent be amended so that the period of “twelve months” is replaced with the period of “three years” and that any reference to the termination of employment means the Termination Date as defined in this agreement, and the Employee acknowledges and agrees that the terms of this agreement are valid and sufficient consideration for such variation.

9. CONFIDENTIALITY

9.1 The Parties confirm that they have kept and agree to keep the circumstances concerning the termination of the Employee’s employment confidential, except where such disclosure is to HM Revenue & Customs, any regulatory, supervisory or law enforcement body or otherwise as required by law, or (where necessary or appropriate) to:

(a) the Employee’s spouse, civil partner or partner, immediate family or legal or professional advisers, provided that they agree to keep the information confidential; or

(b) the Employee’s insurer for the purposes of processing a claim for loss of employment.

For the avoidance of any doubt, nothing in this agreement shall prevent the Employee from confirming that his employment with the Company terminated by reason of mutual agreement.

9.2 The parties acknowledge that the Company is required by law to publicly file this agreement, and its terms will therefore not be kept confidential.

9.3 The Employee shall not make any adverse or derogatory comment (whether in writing or any otherwise) about any Group Company or any Group Company's shareholders, officers, directors, employees or workers and shall not do anything which shall bring any Group Company or any Group Company's shareholders, officers, directors, employees or workers into disrepute. The Company shall instruct the officers and senior employees of any Group Company with knowledge of this agreement not to make any adverse or derogatory comment about the Employee or do anything that shall, or may, bring the Employee into disrepute. This clause is subject to remaining provisions of this clause 9.

9.4 Nothing in this clause 9 shall prevent the Employee from:

(a) making a protected disclosure under section 43A of the Employment Rights Act 1996;

(b) making a disclosure to a regulator regarding any misconduct, wrongdoing or serious breach of regulatory requirements, or reporting a criminal offence to any law enforcement agency; or

(c) co-operating with any law enforcement agency regarding a criminal investigation or prosecution.

9.5 Nothing in this clause 9 shall prevent the Company from making such disclosure or notification as they are required to make by law and/or the rules of any regulatory or supervisory authority.

10. ENTIRE AGREEMENT

10.1 Each Party on behalf of itself and, in the case of the Company, as agent for any Group Company acknowledge and agrees with the other Party (the Company acting on behalf of themselves and as agent for each Group Company) that:

(a) this agreement, including its Schedules, constitutes the entire agreement between the Parties and any Group Company and supersedes and extinguishes all agreements, promises, assurances, warranties, representations and understandings between them whether written or oral, relating to its subject matter;

(b) in entering into this agreement it does not rely on, and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this agreement; and

(c) it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this agreement.

10.2 Nothing in this agreement shall, however, operate to limit or exclude any liability for fraud.

11. VARIATION

No variation of this agreement shall be effective unless it is in writing and signed by the Parties (or their authorized representatives).

12. THIRD PARTY RIGHTS

Except as expressly provided elsewhere in this agreement, no person other than the Employee and any Group Company shall have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement.

13. GOVERNING LAW

This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with English law.

14. JURISDICTION

Each Party irrevocably agrees that the English courts shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

15. SUBJECT TO CONTRACT AND WITHOUT PREJUDICE

This agreement shall be deemed to be without prejudice and subject to contract until such time as it is signed by both Parties and dated, when it shall be treated as an open document evidencing a binding agreement.

16. COUNTERPARTS

This agreement may be executed and delivered in any number of counterparts, each of which, when executed, shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

Signature page to follow

In witness whereof the parties hereto have executed this agreement as a Deed on the date stated at the beginning of it.

Signed as a deed by Andrew Carnie for and on behalf of

SOHO HOUSE UK LIMITED

/s/ Andrew Carnie

ANDREW CARNIE

DIRECTOR

Signed as a deed by MARTIN KUCZMARSKI

/s/ Martin Kuczmarski

SCHEDULE 1 CLAIMS

Claims:

(a) for breach of contract or wrongful dismissal;

(b) for unfair dismissal, under section 111 of the Employment Rights Act 1996;

(c) in relation to the right to a written statement of reasons for dismissal, under section 93 of the Employment Rights Act 1996;

(d) for a statutory redundancy payment, under section 163 of the Employment Rights Act 1996;

(e) in relation to an unlawful deduction from wages or unlawful payment, under section 23 of the Employment Rights Act 1996;

(f) for unlawful detriment, under section 48 of the Employment Rights Act 1996 or section 56 of the Pensions Act 2008;

(g) in relation to written employment particulars and itemised pay statements, under section 11 of the Employment Rights Act 1996;

(h) in relation to guarantee payments, under section 34 of the Employment Rights Act 1996;

(i) in relation to suspension from work, under section 70 of the Employment Rights Act 1996;

(j) in relation to parental leave, under section 80 of the Employment Rights Act 1996;

(k) in relation to a request for flexible working, under section 80H of the Employment Rights Act 1996;

(l) in relation to time off work, under sections 51, 54, 57, 57B, 57ZC, 57ZF, 57ZH, 57ZM, 57ZQ, 60, 63 and 63C of the Employment Rights Act 1996;

(m) in relation to working time or holiday pay, under regulation 30 of the Working Time Regulations 1998;

(n) in relation to the national minimum wage, under sections 11, 18, 19D and 24 of the National Minimum Wage Act 1998;

(o) for equal pay or equality of terms under sections 120 and 127 of the Equality Act 2010 and/or section 2 of the Equal Pay Act 1970;

(p) for pregnancy or maternity discrimination, direct or indirect discrimination, harassment or victimisation related to sex, marital or civil partnership status, pregnancy or maternity or gender reassignment under section 120 of the Equality Act 2010 and/or direct or indirect discrimination, harassment or victimisation related to sex, marital or civil partnership status, gender reassignment, pregnancy or maternity under section 63 of the Sex Discrimination Act 1975;

(q) for direct or indirect discrimination, harassment or victimisation related to race under section 120 of the Equality Act 2010 and/or direct or indirect discrimination, harassment or victimisation related to race, colour, nationality or ethnic or national origin, under section 54 of the Race Relations Act 1976;

(r) for direct or indirect discrimination, harassment or victimisation related to disability, discrimination arising from disability, or failure to make adjustments under section 120 of the Equality Act 2010 and/or direct discrimination, harassment or victimisation related to disability, disability-related discrimination or failure to make adjustments under section 17A of the Disability Discrimination Act 1995;

(s) for direct or indirect discrimination, harassment or victimisation related to religion or belief under section 120 of the Equality Act 2010 and/or under regulation 28 of the Employment Equality (Religion or Belief) Regulations 2003;

(t) for direct or indirect discrimination, harassment or victimisation related to sexual orientation, under section 120 of the Equality Act 2010 and/or under regulation 28 of the Employment Equality (Sexual Orientation) Regulations 2003;

(u) for direct or indirect discrimination, harassment or victimisation related to age, under section 120 of the Equality Act 2010 and/or under regulation 36 of the Employment Equality (Age) Regulations 2006;

(v) for less favourable treatment on the grounds of part-time status, under regulation 8 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000;

(w) for less favourable treatment on the grounds of fixed-term status, under regulation 7 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002;

(x) under regulations 27 and 32 of the Transnational Information and Consultation of Employees Regulations 1999;

(y) under regulations 29 and 33 of the Information and Consultation of Employees Regulations 2004;

(z) under regulations 45 and 51 of the Company (Cross-Border Mergers) Regulations 2007;

(aa) under paragraphs 4 and 8 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006;

(bb) under sections 68A, 87, 137, 145A, 145B, 146, 168, 168A, 169, 170, 174 and 192 of the Trade Union and Labour Relations (Consolidation) Act 1992;

(cc) in relation to the obligations to elect appropriate representatives or any entitlement to compensation, under the Transfer of Undertakings (Protection of Employment) Regulations 2006;

(dd) in relation to the right to be accompanied under section 11 of the Employment Relations Act 1999;

(ee) in relation to refusal of employment, refusal of employment agency services and detriment under regulations 5, 6 and 9 of the Employment Relations Act 1999 (Blacklists) Regulations 2010;

(ff) in relation to the right to request time off for study or training under section 63I of the Employment Rights Act 1996; and

(gg) in relation to the right to equal treatment, access to collective facilities and amenities, access to employment vacancies and the right not to be subjected to a detriment under regulations 5, 12, 13 and 17(2) of the Agency Workers Regulations 2010.

(hh) in relation to personal injury, of which the Employee/Executive is or ought reasonably to be aware at the date of this agreement;

(ii) for harassment under the Protection from Harassment Act 1997;

(jj) for failure to comply with obligations under the Human Rights Act 1998;

(kk) for failure to comply with obligations under the Data Protection Act 1998;

(ll) arising as a consequence of the United Kingdom's membership of the European Union; and

(mm) in relation to the right not to be subjected to a detriment under regulation 3 of the Exclusivity Terms in Zero Hours Contracts (Redress) Regulations 2015.

SCHEDULE 2 ADVISER’S CERTIFICATE

[ON HEADED NOTEPAPER OF ADVISER]

For the attention of Soho House UK Limited

180 The Strand

London

WC2R 1EA

[DATE]

Dear Sirs,

I am writing in connection with the agreement between my client, Martin Kuczmarski ("Mr Kuczmarski") and Soho House UK Limited (the "Company") (the "Agreement") to confirm that:

1. I, Ewan Keen, am a Solicitor of the Senior Courts of England and Wales who holds a current practising certificate.

2. I have given Mr Kuczmarski legal advice on the terms and effect of the Agreement and, in particular, its effect on his ability to pursue the claims specified in Schedule 1 of the Agreement.

3. I gave the advice to Mr Kuczmarski as a relevant independent adviser within the meaning of the above acts and regulations referred to at clause 4.4 of the Agreement.

4. There is now in force (and was in force at the time I gave the advice referred to above) a policy of insurance or an indemnity provided for members of a profession or professional body covering the risk of claim by Mr Kuczmarski respect of loss arising in consequence of the advice I have given her.

Yours faithfully,

[DATE] 2022

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4885-9651-4101v.3" ""

SCHEDULE 3 consultancy agreement

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4885-9651-4101v.3" ""

SCHEDULE 4 Parts 1-3 EQUITY AWARDS

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4885-9651-4101v.3" ""